Exhibit 99.1

McDermott Announces Results of Stockholders’ Meeting

HOUSTON--(BUSINESS WIRE)--May 7, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) announced today the results of its 2013 Annual Meeting of Stockholders, held Tuesday morning, May 7, 2013 in Houston, Texas.

Based on the voting results from the meeting, shareholders re-elected Messrs. John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, Stephen M. Johnson, D. Bradley McWilliams and David A. Trice and Ms. Mary L. Shafer-Malicki, and elected Mr. William H. Schumann, III, to our Board of Directors, all for one-year terms. Each of these Board members received a minimum affirmative vote of approximately 97 percent of the votes cast by shareholders.

In addition, shareholders approved, on an advisory basis, our named executive officer compensation with an affirmative vote of 96 percent of votes cast by shareholders, and ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, (281) 870-5147
Vice President, Treasury and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com